July 15, 2010

RealD Inc.
100 N. Crescent Drive, Suite 120
Beverly Hills, California 90210

  Re:
  Registration Statement on Form S-1
  Public offering of 2,012,500 Shares of Common Stock of RealD Inc., filed pursuant to Rule 462(b) in connection with the Registration Statement on Form S-1 (File No. 333-165988)

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by RealD Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (File No. 333-165988) on July 15, 2010 (the "Abbreviated Registration Statement") with the Securities and Exchange Commission pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act"). The Abbreviated Registration Statement relates to the registration of 2,012,500 shares of common stock, par value $0.0001 per share of the Company (the "Shares"), all of which are being offered by certain stockholders (the "Selling Stockholders") identified in the Initial Registration Statement (as defined below). The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a registration statement on Form S-1 (File No. 333-165998) of the Company that was declared effective on July 15, 2010 (the "Initial Registration Statement"), a portion of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholders (such offer and sale, the "Offering"). Of the Shares to be sold by the Selling Stockholders pursuant to the Abbreviated Registration Statement, a portion of the Shares will be purchased by the Selling Stockholders prior to their sale under outstanding stock options (the "Stockholder Option Shares"), a portion of the Shares will be issued upon the conversion of the Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred"), a portion of the Shares will be issued upon the conversion of the Series B Convertible Preferred Stock, par value $0.0001 per share (the "Series B Preferred"), a portion of the Shares will be issued upon the conversion of the Series C Convertible Preferred Stock, par value $0.0001 per share (the "Series C Preferred") and a portion of the Shares will be issued upon the conversion of the Series D Convertible Preferred Stock, par value $0.0001 per share (the "Series D Preferred" and collectively with the Series A Preferred, the Series B Preferred and the Series C Preferred, the "Preferred Stock"), prior to their sale (collectively, the "Stockholder Conversion Shares") and a portion of the Shares are currently outstanding (together with any Over-allotment Shares, if any, the "Stockholder Outstanding Shares").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Abbreviated Registration Statement, the Initial Registration Statement and related Prospectus, the

Company's certificate of incorporation dated April 8, 2010, as amended on June 28, 2010 and July 12, 2010 and as in effect on the date hereof, the Company's bylaws dated April 8, 2010 and as in effect on the date hereof, resolutions adopted by the Board of Directors and stockholders of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Based on the foregoing review, and in reliance thereon, we are of the opinion that: (i) the Stockholder Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable; (ii) the Stockholder Option Shares, when issued and paid for as contemplated in the applicable stock option agreements and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable, and (iii) the Stockholder Conversion Shares, when issued upon the conversion of Preferred Stock in accordance with the Company's certificate of incorporation and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal matters" in the Prospectus included in the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

This opinion letter is rendered to you solely for use in connection with the issuance and sale of the Shares in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,
/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP